Exhibit 4.5

PREFERRED STOCK AGREEMENT

enherent Corp.

and

its Series A Preferred Stockholders

1.	DEFINITIONS.		1

2.	CONVERSION OR DISPOSITION.		2
	(a)	Conversion or Disposition of Preferred Stock	2
	(b)	Promissory Notes	3
	(c)	Form of Certificates	3

3.	REPRESENTATIONS AND WARRANTIES OF ENHERENT		3
	(a)	Organization	3
	(b)	Capitalization	3
	(c)	Authority; Enforceability	3
	(d)	Noncontravention	3

4.	REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS		4
	(a)	Organization	4
	(b)	Authority; Enforceability	4
	(c)	Noncontravention	4
	(d)	Investment Intent	4

5.	REGISTRATION.		4
	(a)	Definitions	4
	(b)	Shelf Registration.	5
	(c)	Obligations of enherent	6
	(d)	Indemnification.	6
	(e)	Reports Under Exchange Act	8
	(f)	Assignment of Registration Rights	8
	(g)	Limitations on Subsequent Registration Rights	9
	(h)	Amendment of Registration Rights	9

6.	MISCELLANEOUS.		9
	(a)	Press Releases and Public Announcements	9
	(b)	No Third Party Beneficiaries	9
	(c)	Entire Agreement	9
	(d)	Succession and Assignment	9
	(e)	Counterparts	9
	(f)	Headings	9
	(g)	Notices	9
	(h)	Governing Law	10
	(i)	Amendments and Waivers	10
	(j)	Severability	10
	(k)	Expenses	11
	(l)	Construction	11
	(m)	Incorporation of Schedule 1 and Schedule 2	11

EXHIBITS

Schedule 1		Chart
Schedule 2		Promissory Note Terms
Schedule 3		Capitalization Table

- ii -

PREFERRED STOCK AGREEMENT

Agreement entered into on October 28, 2004 by and between enherent Corp., a Delaware corporation (“enherent”) and the preferred stockholders of enherent, each of which is referred to herein as a “Preferred Stockholder”. enherent and the Preferred Stockholders are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, enherent proposes to issue to Tudor BVI Global Portfolio Ltd. (“Tudor BVI”) 3,885,538 shares of its common stock, $0.001 par value per share, in consideration for (i) the conversion or disposition to enherent of 1,942,769 shares of enherent’s Series A Preferred Stock, $0.001 par value per share, held by Tudor BVI and (ii) the cancellation of warrants to purchase 971,385 shares of enherent’s common stock, $0.001 par value per share, issued to Tudor BVI in connection with the issuance of the 1,942,769 shares of enherent’s Series A Preferred Stock;

Whereas, enherent proposes to issue to Raptor Global Portfolio Ltd. (“Raptor”) 2,420,994 shares of its common stock in consideration for (i) the conversion or disposition to enherent of 1,210,497 shares of enherent’s Series A Preferred Stock held by Raptor and (ii) the cancellation of warrants to purchase 605,248 shares of enherent’s common stock, issued to Raptor in connection with the issuance of the 1,210,497 shares of enherent’s Series A Preferred Stock;

Whereas, enherent proposes to issue to Tudor Arbitrage Partners L.P. (“Tudor Arbitrage”) 1,193,468 shares of its common stock in consideration for (i) the conversion or disposition to enherent of 596,734 shares of enherent’s Series A Preferred Stock held by Tudor Arbitrage and (ii) the cancellation of warrants to purchase 298,367 shares of enherent’s common stock issued to Tudor Arbitrage in connection with the issuance of the 596,734 shares of Series A Preferred Stock ;

Whereas, enherent proposes to issue to EFG Eurofinancial Investment Company (“EFG Eurofinancial”) 1,000,000 shares of its common stock in consideration for (i) the conversion or disposition to enherent of 500,000 shares of enherent’s Series A Preferred Stock held by EFG Eurofinancial and (ii) the cancellation of warrants to purchase 250,000 shares of enherent’s common stock, issued to EFG Eurofinancial in connection with the issuance of the 500,000 shares of Series A Preferred Stock;

Now, Therefore, in consideration of the premises and the mutual promises made, and in consideration of the other agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS.

“Disclosure Schedule” has the meaning set forth in the preamble to §3 below.

“Disposition” has the meaning set forth in §2(a).

“Dynax Solutions” means Dynax Solutions, Inc., a Delaware corporation.

“EFG Eurofinancial” means EFG Eurofinancial Investment Company.

“enherent Preferred Share” means any share of enherent’s Series A Senior Participating Convertible Preferred Stock, $0.001 par value per share.

“enherent Share” means any share of the voting common stock, $0.001 par value per share, of enherent.

“Form S-3” has the meaning set forth in §5(a)(iv).

“Holder” has the meaning set forth in §5(a)(iii).

“Indemnitee” has the meaning set forth in §5(d)(i).

“Merger” has the meaning set forth in §2(a).

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Preferred Stockholder” means each of EFG Eurofinancial, Raptor, Tudor Arbitrage and Tudor BVI.

“Raptor” means Raptor Global Portfolio Ltd.

“register”, “registered” and “registration” have the meaning set forth in §5(a)(i).

“Registrable Securities” has the meaning set forth in §5(a)(ii).

“Restricted Shares” has the meaning set forth in §2(c) below.

“Rule 144” has the meaning set forth in §4(d).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“State Laws” has the meaning set forth in §5(b)(ii).

“Transactions” has the meaning set forth in §2(a).

“Tudor Arbitrage” means Tudor Arbitrage Partners, L.P.

“Tudor BVI” means Tudor BVI Global Portfolio Ltd.

“Violation” has the meaning set forth in §5(d)(i).

2. CONVERSION OR DISPOSITION.

(a) Conversion or Disposition of Preferred Stock. Upon approval of enherent’s board of directors and the consummation of the merger of enherent and Dynax Solutions (the “Merger”) pursuant to the Agreement and Plan of Merger dated October 12, 2004 between enherent and Dynax Solutions, the Preferred Stockholders agree to convert or transfer back to enherent all of the outstanding 4,250,000 enherent Preferred Shares, and in exchange therefore enherent agrees that it will issue 8,500,000 enherent Shares to the Preferred Stockholders (the “Disposition”). Pursuant to the Disposition each Preferred Stockholder will convert or transfer back to enherent the number of enherent Preferred Shares and be issued in return the number of enherent Shares set forth on Schedule 1. Simultaneously, each of the Preferred Stockholders shall cancel and return to enherent (i) all certificates representing enherent Preferred Shares issued to such Preferred Stockholder and (ii) the warrants to purchase enherent Shares issued in conjunction with the enherent Preferred Shares, as set forth on Schedule 1. enherent shall deliver to each such Preferred Stockholder original certificates representing the enherent Shares issued to each such Preferred Stockholder pursuant to the Disposition within two business days following the consummation of the Merger. The transactions described in this §2(a) are referred to collectively herein as the “Transactions”.

(b) Promissory Notes. Upon the consummation of the Merger, enherent shall execute and deliver to each Preferred Stockholder a subordinated, secured promissory note in the principal amount set forth on Schedule 1 and having the terms described on Schedule 2, in form and substance reasonably satisfactory to such Preferred Stockholder.

(c) Form of Certificates. Each of the Preferred Stockholders agrees to the imprinting, so long as required by law, of the following legend on certificates representing half of the enherent Shares issued to each such Preferred Stockholder pursuant to the Disposition: “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS”. The number of enherent Shares bearing the foregoing restrictive legend that each Preferred Stockholder shall be issued pursuant to the Disposition (the “Restricted Shares”) is set forth on Schedule 1.

3. REPRESENTATIONS AND WARRANTIES OF ENHERENT. Except as otherwise provided herein or as set forth on the disclosure schedule accompanying this Agreement and initialed by the Parties (the “Disclosure Schedule”), enherent represents and warrants to each of the Preferred Stockholders that the statements contained in this §3 are correct and complete as of the date of this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §3.

(a) Organization. enherent and each of its subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. enherent and each of its subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the lack of such qualification would not have a material adverse effect on the financial condition of enherent and its subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b) Capitalization. The entire authorized capital stock of enherent consists of 50,000,000 enherent Shares, 1,000,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 shares of enherent Preferred Shares, par value $0.001 per share, of which 18,418,854 enherent Shares are issued and outstanding, 1,849,123 enherent Shares are held in treasury and 4,250,000 enherent Preferred Shares are outstanding. enherent anticipates that concurrently with consummation of the Merger, enherent’s certificate of incorporation will be amended to increase the number of authorized enherent Shares to 100,000,000. Each outstanding enherent Share and enherent Preferred Share has been issued in compliance with federal and state securities laws. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require enherent or any of its subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are not outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to enherent or any of its subsidiaries. All of the enherent Shares to be issued in the Disposition have been duly authorized and, upon consummation of the Disposition, will be validly issued, fully paid, and nonassessable. Schedule 3 sets forth the capitalization of enherent after: (i) the Disposition; and (ii) the consummation of the Merger.

(c) Authority; Enforceability. enherent has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by enherent of this Agreement has been duly authorized by enherent. This Agreement is a valid and binding agreement of enherent enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights, remedies and general principals of equity, including any limitations of the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity. Complete and correct copies of enherent’s Certificate of Incorporation and Bylaws, each as amended to date, have been delivered or made available to each Preferred Stockholder.

(d) Noncontravention. To the knowledge of enherent, neither the execution and the delivery of this Agreement, nor the consummation of the contemplated transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which enherent or any of its subsidiaries is subject or any provision of the Certificate of Incorporation or Bylaws of enherent or any such subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which enherent or any of its subsidiaries is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the financial condition of enherent and its subsidiaries taken as a whole or the ability of the Parties to consummate the transactions contemplated by this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF PREFERRED STOCKHOLDERS. Each of the Preferred Stockholders represents and warrants to enherent that the statements contained in this §4 are correct and complete as applied to it as of the date of this Agreement.

(a) Organization. The Preferred Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b) Authority; Enforceability. The Preferred Stockholder has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by the Preferred Stockholder of this Agreement has been duly authorized by the Preferred Stockholder. This Agreement is a valid and binding agreement of the Preferred Stockholder enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights, remedies and general principals of equity, including any limitations of the availability of the remedy of specific performance or injunctive relief regardless of whether specific performance or injunctive relief is sought in a proceeding at law or in equity.

(c) Noncontravention. To the knowledge of each Preferred Stockholder, neither the execution and the delivery of this Agreement, nor the consummation of the contemplated transactions, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Preferred Stockholder is subject or any provision of the organizational documents of the Preferred Stockholder or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Preferred Stockholder is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the financial condition of the Preferred Stockholder taken as a whole or the ability of the Parties to consummate the transactions contemplated by this Agreement.

(d) Investment Intent. The Preferred Stockholder is acquiring the enherent Shares issued pursuant to the Disposition for investment and not with a view to, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act. The Preferred Stockholder is an “accredited investor” as such term is defined in regulation D under the Securities Act. The Preferred Stockholder acknowledges that half of the enherent Shares issued to the Preferred Stockholder pursuant to the Disposition shall be “restricted securities” within the meaning of Rule 144 under the Securities Act (“Rule 144”), will contain a transfer restriction legend and may only be resold pursuant to an effective registration statement filed with the SEC under the Securities Act, or pursuant to Rule 144 or another valid exemption from the registration requirements of the Securities Act as established by an opinion of counsel reasonably acceptable to enherent.

5. REGISTRATION.

(a) Definitions. For purposes of this §5:

(i) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(ii) The term “Registrable Securities” means the Restricted Shares; provided, however, that as to any particular security or securities that are contained in the Registrable Securities, such securities shall cease to be Registrable Securities when (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (2) such securities shall have been sold to the public pursuant to Rule 144;

(iii) The term “Holder” means any Person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with the provisions of §5(f) hereof; and

(iv) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by enherent with the SEC.

(b) Shelf Registration.

(i) In no event later than October 10, 2005, enherent shall file with the SEC a shelf registration statement on Form S-3 (or if Form S-3 is not available, then such other form on which the Registrable Securities may be registered for resale) under the Securities Act with respect to the registration of the Restricted Shares, provided that enherent may, with the prior written approval of the Holders, delay such filing (but not beyond 90 days after October 10, 2005) if such filing would require enherent to disclose material non-public information, the disclosure of which would be detrimental to enherent. enherent may include in such registration statement up to 700,000 enherent Shares owned by Douglas Catalano, 4,526,512 enherent Shares owned by Pamela Fredette and 500,000 enherent shares underlying options issued to Douglas Mellinger, and may, with the approval of the Holders, include in such registration statement securities of enherent to be offered and sold by enherent. enherent shall use its best efforts to cause such registration statement to be declared effective within 90 days after it is filed.

(ii) The Holders shall promptly notify enherent of the jurisdictions in which such offering will be made and, if and as required and subject to the provisions of clause (iv)(D), below, enherent shall effect the registration and/or qualification of the Restricted Shares under applicable state securities laws (the “State Laws”).

(iii) Except as otherwise prohibited by applicable law, enherent will pay all fees and expenses, including, without limitation, printing and reproduction costs and fees and expenses of counsel for Holders, incurred in connection with the registration of the Restricted Shares pursuant to this §5; provided, that transfer taxes, if any, solely attributable to the sale of the Restricted Shares, shall be borne by the Holders.

(iv) enherent shall further:

(1) prepare and file as soon as reasonably practicable with the SEC such amendments and supplements to such shelf registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and such prospectus current and to comply with the provisions of the Securities Act with respect to the disposition of the Restricted Shares until the earlier of (A) such time as all of the Restricted Shares have been disposed of; or (B) such time as the Restricted Shares are otherwise freely tradeable;

(2) furnish to Holders copies of the preliminary prospectus and prospectus included in such registration statement and each amendment and supplement thereto;

(3) use its best efforts to register or qualify the Restricted Shares under the State Laws after the filing of the Form S-3 registration statement (or any other registration form for which enherent then qualifies) with the SEC and to keep such registration or qualification in effect for so long as the Form S-3 registration statement (or any other registration form for which enherent then qualifies) filed with the SEC remains in effect as provided in clause (2), above, provided that enherent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction in which it would not otherwise be obligated to be so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction, or to qualify as a dealer in securities; and

(4) notify Holders, at any time when a prospectus is required to be delivered by Holders under the Securities Act, upon discovery by enherent that the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, whereupon Holders shall suspend any offers or sales of the Restricted Shares until such time as such prospectus, as amended or supplemented from time to time, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Except as otherwise approved by the Holders, the period of time in which offers or sales of the Restricted Securities are suspended shall not exceed thirty (30) days in any twelve month period.

(v) The Holders agree to cooperate fully with enherent in connection with effecting the registration pursuant to this §5, including, but not limited to, furnishing such information as enherent may from time to time reasonably request and as shall be required by law or by the SEC in connection with such registration and cooperating with the preparation and filing of any amendments to the shelf registration statement or prospectus.

(c) Obligations of enherent. Whenever required under this Agreement to maintain a registration statement for the sale of any Registrable Securities, enherent shall use its best efforts to list the Registrable Securities covered by such registration statement with any securities exchange on which the enherent Shares are then listed and provide a transfer agent and registrar for all Registrable Securities registered hereunder and a CUSIP number for all such Registrable Securities within the time frames set forth in §5(b) hereof.

(d) Indemnification.

(i) To the extent permitted by law, enherent will indemnify and hold harmless each Holder of Registrable Securities and such Holder’s officers and directors, and each Person, if any, who controls such Holder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnitee”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (3) any violation or alleged violation by enherent of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, or the Exchange Act or any state securities law; and enherent will pay to each such Indemnitee any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this §5(d)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of enherent (which consent shall not be unreasonably withheld), nor shall enherent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Indemnitee. Notwithstanding the above, the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus, such indemnity agreement shall not inure to the benefit of any Holder if a copy of the final prospectus was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act if the final prospectus corrected the untrue statement or omission or alleged untrue statement or omission and was (A) provided to the Holder, and (B) such Holder was required by applicable law to deliver such prospectus.

(ii) To the extent permitted by law, each Holder will indemnify and hold harmless enherent, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls enherent within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling Person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, or the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this §5(d)(ii), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this §5(d)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; further provided, that in no event shall any indemnity under this §5(d)(ii) exceed the net proceeds (excluding underwriting discounts and commissions) from the offering received by such Holder.

(iii) Promptly after receipt by an indemnified party under this §5(d) of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this §5(d), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate, in the reasonable judgment of the indemnified party, due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this §5(d) to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this §5(d).

(iv) To provide for just and equitable contribution, if (1) an indemnified party makes a claim for indemnification pursuant to §5(d)(i) or §5(d)(ii) but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case, or (2) any indemnified or indemnifying party seeks contribution under the Securities Act, the Exchange Act, or otherwise, then enherent (including for this purpose any contribution made by or on behalf of any officer, director, employee, agent or counsel of enherent, or any controlling Person of enherent), on the one hand, and the Holders (including for this purpose any contribution by or on behalf of a Holder), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses to which any of them may be subject, in such proportions as are appropriate to reflect the relative fault of enherent and the Holders in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses shall also be considered.

The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by enherent or by the Holders, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. enherent and Holders agree that it would be unjust and inequitable if the respective obligations of enherent and the Holders for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses or by any other method of allocation that does not reflect the equitable considerations referred to in this §5(d)(iv). No Person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation. For purposes of this

§5(d)(iv), each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and each officer, director, stockholder, employee, agent, and counsel of the Holders, shall have the same rights of contribution as the Holder, and each Person, if any, who controls enherent within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act and each officer, director, employee, agent, and counsel of enherent, shall have the same rights to contribution as enherent, subject in each case to the provisions of this §5(d)(iv). Anything in this §5(d)(iv) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This §5(d)(iv) is intended to supersede any right to contribution under the Securities Act, the Exchange Act, or otherwise.

(v) Notwithstanding the foregoing §5(d)(iv), if the indemnification provided for in the preceding provisions of this §5(d) is unavailable to an indemnified party in respect of any expense, loss, claim, damage or liability referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such expense, loss, claim, damage or liability (1) in such proportion as is appropriate to reflect the relative benefits received by enherent on the one hand and the Holder or underwriter, as the case may be, on the other from the distribution of the Registrable Securities or (2) if the allocation provided by clause (1) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (1) above but also the relative fault of enherent on the one hand and of the Holder or underwriter, as the case may be, on the other in connection with the statements or omissions which resulted in such expense, loss, damage or liability, as well as any other relevant equitable considerations.

Notwithstanding the provisions of subdivision (iv) or this subdivision (v), no Holder of Registrable Securities or underwriter shall be required to contribute any amount in excess of the amount by which (A) in the case of any such Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (B) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission.

(vi) The obligations of enherent and Holders under this §5(d) shall survive the completion of any offering of Registrable Securities under this Agreement, and otherwise.

(e) Reports Under Exchange Act. With a view to making available to the Holders of Registrable Securities the benefits of a registration on Form S-3, enherent agrees to:

(i) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

(ii) take such action as is necessary to enable the Holders to utilize Form S-3 (or any other registration form for which enherent then qualifies) for the sale of their Registrable Securities;

(iii) file with the SEC in a timely manner all reports and other documents required of enherent under the Securities Act and the Exchange Act; and

(iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (1) a written statement by enherent that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, and that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (2) a copy of the most recent annual or quarterly report of enherent and such other reports and documents so filed by enherent, and (3) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

(f) Assignment of Registration Rights. The rights to require enherent to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Registrable Securities, provided: (i) enherent is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (ii) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act; (iii) such transferee or assignee delivers to enherent a written instrument by which such transferee agrees to be bound by the obligations imposed upon Holders of Registrable Securities pursuant to this Agreement; (iv) any such transferee or assignee may not again transfer such rights to any other Person or entity, other than as provided in this §5(f); and (v) such transfer is in compliance with applicable federal and state securities laws and, at enherent’s option, enherent has received an opinion of counsel to such effect, the cost and expenses of such opinion of counsel to be borne by the transferring Holder.

(g) Limitations on Subsequent Registration Rights. From and after the date of this Agreement, enherent shall not, without the prior written consent of the Holders of 70% of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of enherent which would allow such holder or prospective holder to include such securities in any registration statement filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included.

(h) Amendment of Registration Rights. Any provision of this §5 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of enherent and the Holders of 70% of the Registrable Securities. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder of any Registrable Securities then outstanding, each future Holder of all such Registrable Securities and enherent.

6. MISCELLANEOUS.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Parties.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications required hereunder or relating to the subject matter of this Agreement will be in writing. Any notice, request, demand, claim, or other communication shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to enherent:

enherent Corp.

Corporate Headquarters and Sales and Development Office

80 Lamberton Road

Windsor, CT 06095

Attention: Douglas Catalano

Copy to:

Jackson Walker L.L.P.

Bank of America Plaza

901 Main Street, Suite 6000

Dallas, TX 75202

Attention: James S. Ryan III, Esq.

Copy to:

Starr, Gern, Davison & Rubin, P.C.

103 Eisenhower Parkway

Roseland, New Jersey 07068

Attn: Ira M. Starr

If to Tudor BVI, Raptor or Tudor Arbitrage:

Tudor BVI Global Portfolio Ltd..

50 Rowes Wharf

6th Floor

Boston, Massachusetts 02110

Attention: Robert P. Forlenza

If to EFG Eurofinancial:

EFG Eurofinancial Investment Company.

Vila Les Aigles

15 Avenue D’Ostende

Monaco - 98000

Attention: George Catsiapis.

Any Party may send any notice, request, demand, claim, or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this section.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Except as provided in §§ 5(b) and 5(f), each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the contemplated transactions.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word “including” shall mean including without limitation.

(m) Incorporation of Schedule 1 and Schedule 2. Schedule 1 and Schedule 2 are incorporated by reference and made a part of this Agreement.

*****

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

enherent Corp.

By:	/s/ Douglas Catalano
Douglas Catalano, President and CEO

Tudor BVI Global Portfolio Ltd.

By:	Tudor Investment Corporation,
its Investment Advisor

By:	/s/ Robert P. Forlenza
Robert P. Forlenza, Managing Director

Raptor Global Portfolio Ltd.

By:	Tudor Investment Corporation,
its Investment Advisor

By:	/s/ Robert P. Forlenza
Robert P. Forlenza, Managing Director

Tudor Arbitrage Partners, L.P.

By:	Tudor Investment Corporation,
its Investment Advisor

By:	/s/ Robert P. Forlenza
Robert P. Forlenza, Managing Director

EFG Eurofinancial Investment Company

By:	/s/ George Catsiapis
George Catsiapis

Schedule 1

The following chart summarizes the Transactions described in §2(a) with regard to each Preferred Stockholder:

Preferred Stockholder	Number of enherent Preferred Shares Converted or Transferred Back	enherent Shares Issued pursuant to Disposition	Number of post- Disposition enherent Shares subject to Restrictive Legend	Warrants Cancelled pursuant to Transactions	Principal Amount of Subordinated, Secured Promissory Note
Tudor BVI Global Portfolio Ltd.	1,942,769	3,885,538	1,942,769	Warrants to Purchase 971,385 enherent Shares	$731,776.32

Raptor Global Portfolio Ltd.	1,210,497	2,420,994	1,210,497	Warrants to Purchase 605,248 enherent Shares	$455,953.87

Tudor Arbitrage Partners L.P.	596,734	1,193,468	596,734	Warrants to Purchase 298,367 enherent Shares	$224,769.81

EFG Eurofinancial Investment Company	500,000	1,000,000	500,000	Warrants to Purchase 250,000 enherent Shares	$187,500.00

Schedule 2

The following chart summarizes the terms of the subordinated, secured promissory notes to be delivered to the Preferred Stockholders as described in §2(b).

	Tudor BVI, Raptor and Tudor Arbitrage		EFG Eurofinancial
Principal Amount:	Tudor BVI: Raptor Tudor Arbitrage:	$731,776.32 $455,953.87 $224,769.81	$187,500

Interest Rate:	6.00% payable monthly in arrears		0.00%

Rank:	Junior Secured Debt		Junior Secured Debt

	- Subordinated to Senior Secured Debt (Ableco Revolver; Ableco Term A Note)		- Subordinated to Senior Secured Debt (Ableco Revolver; Ableco Term A Note)

	-Pari Passu with other Junior Secured Debt (Ableco Term B and EFG Eurofinancial Subordinated, Secured Promissory Note)		- Pari Passu with other Junior Secured Debt (Ableco Term B and EFG Eurofinancial Subordinated, Secured Promissory Note)

	- Senior to Junior Subordinated Debt (Primesoft Note; Dynax Solutions Seller Notes)		- Senior to Junior Subordinated Debt (Primesoft Note; Dynax Solutions Seller Notes)

Term:	5 years		2 years

Amortization:	- No principal payments for first 29 months		- Quarterly principal payments of $23,438 over an 8 quarter period

- Semi-annual principal payments of $176,563.00 in each of month 30, 36, 42, and 48

- Semi-annual principal payments of $353,125 in each of month 54 and 60

Default Rate:	- For payment default that remains uncured, 12.00%		- For payment default that remains uncured, 12.00%

	-Escalates 2.00% every 6 months		-Escalates 2.00% every 6 months

	- Capped at 18.00%		- Capped at 18.00%

Other:	Prepayment of Ableco B triggers prepayment of a portion (formula to be determined) of this Note		None

Schedule 3

As of October 28, 2004

Respective Capitalization of enherent and Dynax Immediately Prior to Merger enherent Capitalization
Common shares outstanding	18,418,854
Preferred shares converted to common shares	8,500,000
Warrants (1)	151,778
Outstanding options (2)	1,835,561

Total	28,906,193

Dynax Capitalization
Common shares outstanding	6,588,298
Outstanding options	777,450

Total	7,365,748

After Closing Total Number of Shares Attributable to enherent and Dynax enherent Capitalization
Common shares	26,918,854
Outstanding options (excluding warrants (1) and Options (2))	1,335,561

Total enherent shares and options attributable to enherent	28,254,415

Dynax Capitalization
enherent common shares to be issued to Dynax stockholders (3)	25,272,052
Outstanding options (3)	2,982,220

Total enherent shares and options attributable to Dynax	28,254,272

Total enherent shares after closing	56,508,687

(1)	enherent warrants not included in post merger common shares
(2)	500,000 enherent options not included in post merger common shares
(3)	Conversion Ratio = 3.8359